Exhibit 99.1

2222 NO. 111TH ST. OMAHA, NE 68164 TEL: 402-829-6800 FAX: 402-829-6836

For further information, contact:

LINDSAY CORPORATION:	HALLIBURTON INVESTOR RELATIONS:
Brian Ketcham	Hala Elsherbini or Geralyn DeBusk
Vice President & Chief Financial Officer	972-458-8000
402-827-6579

Lindsay Corporation Reports Fiscal 2016 Third Quarter Results

OMAHA, Neb., June 30, 2016—Lindsay Corporation (NYSE: LNN), a leading provider of irrigation systems and infrastructure products, today announced results for its third quarter ended May 31, 2016.

Third Quarter Results

Third quarter fiscal 2016 revenues were $141.3 million compared to revenues of $160.7 million in the prior year’s third quarter. Net earnings for the quarter were $9.6 million or $0.90 per diluted share compared with $12.9 million or $1.10 per diluted share in the prior year.

Irrigation segment revenues for the quarter were $117.3 million, an 11 percent decrease from $131.3 million in the prior year’s third quarter. U.S. irrigation revenues of $73.4 million decreased 18 percent, reflecting the combined effect of lower unit volume and reduced market pricing, passing through lower material costs. International irrigation revenues for the third quarter were $43.9 million, up 4 percent over the same quarter last year, including a negative currency translation impact of 4 percent. Sales were improved in several markets while Brazil and certain export markets experienced declines. Infrastructure segment revenues decreased 18 percent to $24.0 million for the quarter as relatively flat sales in road safety products were offset by lower Road Zipper System project sales compared to the prior year.

Gross margin was 29.6 percent of sales compared to 28.9 percent of sales in the prior year’s third quarter, increasing approximately 1 percentage point in both the irrigation and infrastructure segments. Irrigation margins improved primarily due to the benefit of lower material costs. Improved infrastructure margins were the result of revenue growth and cost leverage in Europe while U.S. margins remained relatively flat overall with improved cost leverage in road safety products offset by the impact of lower Road Zipper System revenue.

Operating expenses increased $1.6 million to $26.5 million compared to the third quarter of the prior fiscal year. The increase resulted primarily from an increase in outside professional services and new product development costs. Operating expenses were 18.7 percent of sales in the third quarter of fiscal 2016 compared with 15.5 percent of sales in the prior year period. Operating margins were 10.8 percent in the third quarter compared to 13.4 percent in the prior year period.

Cash and cash equivalents of $91.5 million at the end of the quarter were $47.6 million lower than at our fiscal year end August 31, 2015. The Company repurchased 219,578 shares for $16.1 million during the third quarter and a total of 688,790 shares for $48.3 million during the first nine months of fiscal 2016. There is $63.7 million that remains available under the Company’s share repurchase program.

The backlog of unshipped orders at May 31, 2016 was $61.2 million compared with $53.2 million at May 31, 2015 and $52.6 million at February 29, 2016. The increase in order backlog is primarily coming from the infrastructure segment, with higher backlogs in both Road Zipper and road safety product lines.

Nine Month Results

Total revenues for the nine months ended May 31, 2016 were $383.5 million, a decrease of 12 percent compared to $436.6 million in the same prior year period. Foreign currency translation as compared to the prior year reduced year to date revenues by 3 percent. Net earnings for the nine month period were $12.5 million or $1.13 per diluted share compared with $29.5 million or $2.46 per diluted share in the prior year. The current year includes $13.0 million of environmental expenses which, on an after tax basis, reduced net earnings by $8.5 million, or $0.77 per diluted share.

Total irrigation equipment revenues decreased 9 percent to $321.7 million from $354.3 million during the first nine months of the prior fiscal year. U.S. irrigation revenues of $204.9 million decreased 7 percent, while international irrigation revenues of $116.8 million decreased 13 percent, of which 8 percent was due to the effect of currency translation. Infrastructure revenues decreased 25 percent to $61.8 million, primarily due to the completion of a few larger Road Zipper Systems projects in the prior year, including the Golden Gate Bridge project.

Outlook

Rick Parod, president and chief executive officer, commented, “Irrigation results reflect continued headwinds from low commodity prices and farm income. We are also managing through the challenge of recent increases in raw material costs by passing along the cost of those increases in the market. Activity in the infrastructure market is beginning to show improvement, and we continue to be encouraged by the improved performance of our infrastructure business.”

Parod continued, “We are at the early stages of the growing season in the U.S., and while commodity prices have increased during the quarter, yields from the current growing season and where commodity prices settle in the fall will be more important in terms of grower sentiment and incentive for capital investment. Although the current environment continues to be constrained, the longer term drivers for our markets of population growth, expanded food production, efficient water use and infrastructure upgrades and expansion remain positive.”

Third-Quarter Conference Call

Lindsay’s fiscal 2016 third quarter investor conference call is scheduled for 11:00 a.m. Eastern Time today. Interested investors may participate in the call by dialing (888) 321-8161 in the U.S., or (706) 758-0065 internationally, and referring to conference ID # 33292008. Additionally, the conference call will be simulcast live on the Internet, and can be accessed via the investor relations section of the Company’s Web site, www.lindsay.com. Replays of the conference call will remain on our Web site through the next quarterly earnings release. The Company will have a slide presentation available to augment management’s formal presentation, which will also be accessible via the Company’s Web site.

About the Company

Lindsay manufactures and markets irrigation equipment primarily used in agricultural markets which increase or stabilize crop production while conserving water, energy, and labor. The Company also manufactures and markets infrastructure and road safety products under the Lindsay Transportation Solutions trade name. At May 31, 2016 Lindsay had approximately 10.6 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.

For more information regarding Lindsay Corporation, see the Company’s Web site at www.lindsay.com.

Concerning Forward-looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations and planned financing of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” “expect,” “outlook,” “could,” “may,” “should,” “will,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.

Lindsay Corporation and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended		Nine months ended
($ and shares in thousands, except per share amounts)	May 31, 2016	May 31, 2015	May 31, 2016	May 31, 2015
Operating revenues	$141,319	$160,707	$383,514	$436,641
Cost of operating revenues	99,511	114,321	274,847	313,785

Gross profit	41,808	46,386	108,667	122,856

Operating expenses:
Selling expense	10,606	10,682	30,961	30,330
General and administrative expense	11,882	10,719	43,925	35,270
Engineering and research expense	3,995	3,497	11,402	9,330

Total operating expenses	26,483	24,898	86,288	74,930

Operating income	15,325	21,488	22,379	47,926
Other income (expense):
Interest expense	(1,179)	(1,144)	(3,576)	(1,424)
Interest income	127	134	520	468
Other expense, net	(208)	(55)	(1,055)	(748)

Earnings before income taxes	14,065	20,423	18,268	46,222
Income tax expense	4,421	7,496	5,809	16,732

Net earnings	$9,644	$12,927	$12,459	$29,490

Earnings per share:
Basic	$0.90	$1.11	$1.13	$2.46
Diluted	$0.90	$1.10	$1.13	$2.46
Shares used in computing earnings per share:
Basic	10,709	11,690	10,997	11,965
Diluted	10,732	11,720	11,019	12,000
Cash dividends declared per share	$0.28	$0.27	$0.84	$0.81

Lindsay Corporation and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

($ and shares in thousands, except par values)	May 31, 2016	May 31, 2015	August 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$91,498	$154,018	$139,093
Receivables, net	81,915	93,399	74,063
Inventories, net	82,845	79,123	74,930
Deferred income taxes	14,519	16,922	15,807
Other current assets	20,470	17,641	18,274

Total current assets	291,247	361,103	322,167

Property, plant and equipment, net	79,160	76,854	78,656
Intangibles, net	48,367	52,103	51,920
Goodwill	76,778	75,124	76,801
Other noncurrent assets, net	6,153	12,710	6,924

Total assets	$501,705	$577,894	$536,468

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$40,805	$46,560	$38,814
Current portion of long-term debt	196	182	193
Other current liabilities	55,651	64,343	56,105

Total current liabilities	96,652	111,085	95,112

Pension benefits liabilities	6,362	6,389	6,569
Long-term debt	117,025	117,222	117,173
Deferred income taxes	13,423	18,685	18,971
Other noncurrent liabilities	23,307	9,818	10,083

Total liabilities	256,769	263,199	247,908

Shareholders’ equity:
Preferred stock	—	—	—
Common stock	18,713	18,678	18,684
Capital in excess of stated value	56,766	54,268	55,184
Retained earnings	462,201	465,246	458,903
Less treasury stock—at cost	(277,238)	(210,484)	(228,903)
Accumulated other comprehensive loss, net	(15,506)	(13,013)	(15,308)

Total shareholders’ equity	244,936	314,695	288,560

Total liabilities and shareholders’ equity	$501,705	$577,894	$536,468

Lindsay Corporation and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine months ended
($ in thousands)	May 31, 2016	May 31, 2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$12,459	$29,490
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	12,771	12,148
Provision for uncollectible accounts receivable	(1,161)	569
Deferred income taxes	(4,737)	(1,541)
Share-based compensation expense	2,440	2,599
Other, net	755	4,196
Changes in assets and liabilities:
Receivables	(6,704)	(6,326)
Inventories	(7,732)	(1,244)
Other current assets	(1,425)	(2,560)
Accounts payable	1,452	6,212
Other current liabilities	(33)	(6,340)
Current income taxes payable	(225)	(3,730)
Other noncurrent assets and liabilities	12,389	1,912

Net cash provided by operating activities	20,249	35,385

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(10,073)	(11,228)
Acquisition of business, net of cash acquired	—	(67,176)
Proceeds from settlement of net investment hedges	2,317	7,363
Payments for settlement of net investment hedges	(2,719)	(606)
Other investing activities, net	1,118	(1,724)

Net cash used in investing activities	(9,357)	(73,371)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	113	256
Common stock withheld for payroll tax withholdings	(712)	(1,706)
Proceeds from issuance of long-term debt	—	115,000
Principal payments on long-term debt	(144)	(75)
Issuance costs related to debt	—	(618)
Excess tax benefits from share-based compensation	53	510
Repurchase of common shares	(48,335)	(78,464)
Dividends paid	(9,161)	(9,610)

Net cash provided by (used in) financing activities	(58,186)	25,293

Effect of exchange rate changes on cash and cash equivalents	(301)	(5,131)

Net change in cash and cash equivalents	(47,595)	(17,824)
Cash and cash equivalents, beginning of period	139,093	171,842

Cash and cash equivalents, end of period	$91,498	$154,018